UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Affordable Residential Communities Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders
To Be Held on June 20, 2007

To Our Stockholders:

WHAT:	Our Annual Meeting of Stockholders for Calendar Year 2007
WHEN:	Wednesday, June 20, 2007, at 9:00 a.m., local Denver, Colorado time
WHERE:	Wyndham Hotel Denver Tech Center 7675 E. Union Avenue Denver, CO 80237
WHY:	At this meeting, you will be asked to:
(1) elect directors to serve on our board until the 2008 annual meeting of stockholders and until their successors are duly elected and qualified;
(2) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and
(3) transact any other business that may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

Only stockholders and unit holders with paired voting shares of record at the close of business on April 13, 2007 will receive notice of, and be eligible to vote at, the annual meeting. The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Your vote is important. Please read the proxy statement and the voting instructions on the enclosed proxy card. Then, whether or not you plan to attend the annual meeting in person, and no matter how many shares you own, please sign, date and promptly return the enclosed proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

By Order of the Board of Directors,

Scott L. Gesell
Executive Vice President, General Counsel and Corporate Secretary

April 30, 2007
Englewood, Colorado

Affordable Residential Communities Inc.
7887 E. Belleview Ave., Suite 200
Englewood, Colorado 80111
(303) 383-7500

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 20, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

The board of directors of Affordable Residential Communities Inc., a Maryland corporation (“ARC” or the “Company”), seeks your proxy for use in voting at our 2007 annual meeting of stockholders or at any postponements or adjournments of the annual meeting. Our annual meeting will be held at the Wyndham Hotel Denver Tech Center, 7675 E. Union Avenue, Denver, CO 80237, on Wednesday, June 20, 2007, beginning at 9:00 a.m., local Denver, Colorado time. We intend to begin mailing this proxy statement, the attached notice of annual meeting and the accompanying proxy card on or about April 30, 2007, to all holders of our common stock, par value $0.01 per share, and our special voting stock, par value $0.01 per share, which together we refer to as our voting securities, entitled to vote at the annual meeting.

ON WHAT AM I VOTING?

At the annual meeting, stockholders will be asked to:

(1)         elect directors to serve on our board until the 2008 annual meeting of stockholders and until their successors are duly elected and qualified;

(2)         ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(3)         transact any other business that may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

WHO CAN VOTE?

Only holders of record of our voting securities at the close of business on Friday, April 13, 2007, the record date, will receive notice of, and be entitled to vote at, our annual meeting. At the close of business on April 13, 2007, 56,398,430 shares of our common stock and 2,877,670 shares of our special voting stock were outstanding and entitled to vote. Our common stock and our special voting stock are the only securities entitled to vote at the annual meeting. In deciding all matters, a holder of common stock on the record date will be entitled to cast one vote for each share of common stock registered in that holder’s name and a holder of our special voting stock on the record date will be entitled to cast 0.519 of a vote for each share of our special voting stock registered in that holder’s name.

Stockholder of Record: Shares Registered in Your Name.

If, at the close of business on April 13, 2007, your common shares were registered directly in your name with ARC’s transfer agent, American Stock Transfer & Trust Company, or, in the case of special voting shares, with us, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Nominee.

If, at the close of business on April 13, 2007, your shares were held in an account at a bank, brokerage firm, or other agent or nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank, broker or other agent or nominee on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your bank, broker or other agent or nominee.

WHAT CONSTITUTES A QUORUM?

The presence in person or by proxy of holders entitled to cast a majority of all the votes entitled to be cast at the annual meeting on any matter will constitute a quorum. Abstentions and broker non-votes, if any, will be counted as shares present for purposes of determining the presence of a quorum.

WHAT ARE THE VOTING RIGHTS OF THE HOLDERS OF OUR VOTING SECURITIES?

In deciding all matters, a holder of common stock on the record date will be entitled to cast one vote for each share of common stock registered in that holder’s name.

In deciding all matters, a holder of our special voting stock on the record date will be entitled to cast 0.519 of a vote for each share of special voting stock registered in that holder’s name.

Holders of shares of our common stock and our special voting stock vote collectively as one class on all matters submitted to a vote of stockholders of the Company.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

Election of Directors.

Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the votes cast on the matter at the annual meeting by holders of our voting securities. The candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the board of directors’ nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

Ratification of Independent Auditor.

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, as specified in Proposal No. 2, requires the affirmative vote of a majority of the votes cast on the matter at the annual meeting by holders of our voting securities. If this appointment is not ratified by holders of our voting securities, the audit committee and board may reconsider its recommendation and appointment, respectively. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal.

WHO CONDUCTS THE PROXY SOLICITATION?

ARC’s board of directors is soliciting the proxies and ARC will bear any costs of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional material furnished to our stockholders. Copies of solicitation material will be furnished to banks, brokerage houses, other agents and nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. ARC has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation material to the beneficial owners of the shares they hold of record.

HOW DO I VOTE IF I ATTEND THE ANNUAL MEETING?

If you are a stockholder of record, you can attend the annual meeting and vote in person the shares you hold directly in your name. If you choose to do that, please bring the enclosed proxy card or proof of identification. If you want to vote in person at our annual meeting and you hold our voting securities through a bank, broker or other agent or nominee, you must obtain a power of attorney or other proxy authority from that organization and bring it to our annual meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the annual meeting, you will revoke any prior proxy you or your bank, broker or other agent or nominee may have submitted with respect to the shares of voting securities you own of record or beneficially.

HOW DO I VOTE IF I DO NOT ATTEND THE ANNUAL MEETING?

Please sign, date and return the proxy card in the enclosed pre-paid envelope. By casting your vote, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions. Whether or not you plan to attend the meeting, we urge you to sign, date and return the enclosed proxy card to ensure your vote is counted.

If you are a beneficial owner of shares registered in the name of your bank, broker or other agent or nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from ARC. Simply sign, date and mail the proxy card to ensure that your vote is counted. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a proxy card.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED ON THE PROXY CARD?

If the proxy card does not specify how your shares are to be voted, your shares represented by the proxy card will be voted as follows:

(1)         FOR the election of all of the nominees for director proposed by the board of directors; and

(2)         FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

If any other matter is properly presented at the meeting, the individuals named on your proxy card will vote your shares in their discretion.

HAS THE ARC BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THE MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING?

The ARC board of directors recommends that you vote “FOR” the election of all of its nominees for director and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as ARC’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

CAN I CHANGE MY VOTE?

If you are a recordholder of our voting securities, you may revoke your proxy by doing any of the following:

(1)         Send a written notice of revocation to our Corporate Secretary, dated later than the proxy you want to revoke, but before the vote is taken at the annual meeting;

(2)         Execute and deliver a later dated proxy before the vote is taken at the annual meeting; or

(3)         Vote in person at the annual meeting (your attendance at the annual meeting, in and of itself, will not revoke the earlier proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

Affordable Residential Communities Inc.
7887 E. Belleview Ave., Suite 200
Englewood, CO 80111
Attention: Scott L. Gesell, Corporate Secretary

If you hold our voting securities through a bank, broker or other agent or nominee, follow the instructions from your bank, broker or other agent or nominee to revoke your voting instructions.

YOUR VOTE AT THIS YEAR’S MEETING IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

BOARD OF DIRECTORS

GENERAL

The board of directors consists of eleven positions, with ten members presently serving. The board of directors has determined that the one vacant position will not be filled at ARC’s annual meeting because currently no viable candidates have been identified, and proxies may not be voted for any additional nominees. Our board is not classified and thus all of our directors are elected annually. The following, as of the date of this proxy statement, is a list of those directors running for re-election, their ages, and brief biographies of these directors:

Directors Seeking Re-Election

Name	Age	Position	New Term to Expire at Annual Meeting in
Larry D. Willard	64	Chairman of the Board and Chief Executive Officer	2008
James F. Kimsey	58	Director, President and Chief Operating Officer	2008
Rhodes Bobbitt	61	Director and Audit Committee member	2008
W. Joris Brinkerhoff	55	Director	2008
Charles R. Cummings	70	Director and Chairman of Audit Committee	2008
Gerald J. Ford	62	Director	2008
J. Markham Green	63	Director and Audit Committee member	2008
C. Clifton Robinson*	69	Director and Chairman of NLASCO, Inc.	2008
James R. “Randy” Staff	59	Director	2008
Carl B. Webb	57	Director	2008

*                     Mr. Robinson was appointed to the board of directors on March 8, 2007, to fill a vacancy on the board and is currently standing for election for the first time.

Larry D. Willard, Chairman and Chief Executive Officer.

Mr. Willard has served as a director of ARC since June 30, 2005, and as Chairman of the Board and Chief Executive Officer of ARC since September 28, 2005. Mr. Willard retired as Chairman of the Board of Wells Fargo Bank, N.A., New Mexico Region, where he had served as Regional President of the New Mexico and West Texas Region of Wells Fargo and Company from 1998 through 2004. Mr. Willard also served from 1994 to 1998 as Chairman of the Board, Chief Executive Officer and Regional President of Northwest Corporation, an affiliate of Northwest Bank New Mexico, N.A. He had spent the prior 18 years with United New Mexico Financial Corporation and Ford Bank Group, Inc. serving in various capacities. Mr. Willard is a graduate of Eastern New Mexico University (BBA Accounting and Finance, 1968), the University of Colorado, Boulder (Graduate School of Banking, 1973) and the University of Oklahoma, Norman (Graduate School of Commercial Lending, 1975).

James F. Kimsey, Director; President and Chief Operating Officer.

Mr. Kimsey has served as a director of ARC since June 30, 2005, and as President and Chief Operating Officer of ARC since September 28, 2005. Mr. Kimsey retired as President and Chief Executive Officer of RailWorks Corporation in 2004, a position he had held since 2002. From 2001 through 2002 he also served as the President of Western Utility Services on behalf of Exelon Infrastructure Services, a successor to Fischback & Moore Electric, LLC, for whom Mr. Kimsey was the President and Chief Executive Officer from 1995 to 2001. In 1997 Mr. Kimsey founded Kimsey Electrical Contracting, LLC, serving as its Chairman. From 1970 to 1995 he served in various capacities with Sturgeon Electric Co., Inc., succeeding to

MYR Group President in 1984, a position he held until 1995. Mr. Kimsey is a graduate of the University of Denver, where he received a BSBA Degree in accounting.

Rhodes Bobbitt, Director.

Mr. Bobbitt has served as a director of ARC and as a member of ARC’s audit committee since November 29, 2005. Mr. Bobbitt is retired. From 1987 until June 30, 2004, he served as the Managing Director, Regional Office Manager of the Private Client Service Group for Credit Suisse First Boston/Donaldson, Lufkin & Jenrette. Mr. Bobbitt was formerly Vice President of Security Sales in the Dallas office of Goldman Sachs & Company from 1969 until 1987. He is actively involved with the University of Texas as  a member of the University of Texas Development Board, was Co-Chairman of the Dallas Leadership Council—Capital Raising Campaign, and a member of the University of Texas MBA Investment Fund Advisory Board. He also serves on the Board of Directors of First Acceptance Corporation and also serves on the Nominating and Corporate Governance and Audit Committees of that company. Mr. Bobbitt holds a BBA from the University of Texas at Austin and a JD from The SMU School of Law.

W. Joris Brinkerhoff, Director.

Mr. Brinkerhoff has served as a director of ARC since June 30, 2005 and serves on the compensation committee of ARC. Mr. Brinkerhoff founded a Native American owned joint venture, Doyon Drilling Inc. J.V., in 1981 and served as its operations Chief Executive Officer and Chief Financial Officer until selling his venture interests in 1992 and moving to Denver in 1996. Doyon Drilling Inc. J.V. designed, built, leased and operated state of the art mobile drilling rigs for ARCO and British Petroleum in conjunction with their development of the North Slope Alaska petroleum fields. Mr. Brinkerhoff now resides in Denver and manages on a full-time basis family interests including oil and gas production, a securities portfolio and various other business interests, and he actively participates in numerous philanthropic organizations. Mr. Brinkerhoff is a graduate of Montana School of Mines with a Bachelor of Science Degree in Petroleum Engineering.

Charles R. Cummings, Director.

Mr. Cummings has served as a director of ARC and Chairman of its audit committee since October 28, 2005. He is also an audit committee financial expert and an independent director. Mr. Cummings has served as Chairman and Chief Executive Officer of Opthalmic Innovations International, a manufacturer of intraocular lenses, since September 1998. Concurrently from April 2005 to the present Mr. Cummings has been a partner with Bravo Equity Partners II, L.P., an equity investments group targeting growth companies with a focus on the Hispanic market. He was a co-founder of IESI Corporation in 1994, serving as a director until the sale of the company in January 2005. From December 2001 to January 2005 Mr. Cummings served as the Chairman of the Audit Committee for IESI. From July 1999 to the present, Mr. Cummings has served as President of CB Resources, Inc., a petroleum and gas company, where he is responsible for handling all financial transactions on behalf of the company. He is also a former audit partner with Arthur Young & Company. Mr. Cummings is a graduate of Texas Tech University with a Bachelor of Business Degree in Accounting. He is also a Certified Public Accountant.

Gerald J. Ford, Director.

Mr. Ford has served as a director of ARC since June 30, 2005 and serves as the Chairman of the nominating and corporate governance committee and as a member of the compensation committee of ARC. Mr. Ford has also been selected as the presiding director to function as chairman at regularly scheduled executive sessions of the Company’s non-management directors. Mr. Ford is a banking and financial institutions entrepreneur who has been involved in numerous mergers and acquisitions of private and public sector financial institutions, primarily in the Southwest United States, over the past 30 years. In this capacity he acquired and consolidated 30 commercial banks from 1975 to 1993, forming First United Bank Group, Inc., a multi-bank holding company for which he functioned as Chairman of the Board and Chief Executive Officer until its sale in 1994. During this period he also led investment consortiums that acquired numerous financial institutions, forming in succession First Gibraltar Bank, FSB, First Madison Bank, FSB and First Nationwide Bank. Mr. Ford also served as Chairman of the Board of Directors and Chief Executive Officer of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from 1998 to 2002. He currently participates on numerous boards of directors, including Triad Financial Corporation, for which he is also Chairman of the Board, First Acceptance Corporation, for which he is also Chairman of the Board, McMoRan Exploration Co., and Freeport-McMoRan Copper and Gold Inc. Mr. Ford holds a Bachelor’s Degree in Economics, as well as a Juris Doctorate Degree, from Southern Methodist University, where he currently serves as Chairman of the Board of Trustees.

J. Markham Green, Director.

Mr. Green has served as a director of ARC since our initial public offering in February 2004 and serves on the audit committee of ARC. Mr. Green is a private investor. From 2001 to 2003, he served as Vice Chairman of the Financial Institutions and Governments Group in investment banking at JP Morgan Chase. From 1993 until joining JP Morgan Chase, Mr. Green was involved in the start-up of eight companies. He served on the boards of those various companies and from 1997 to present has served as Chairman of the Board of PowerOne Media LLC. Mr. Green also serves on the board of Root Markets Inc. From 1973 to 1992, Mr. Green served in various capacities at Goldman, Sachs & Co. in investment banking. He was a general partner of the company and co-head of the Financial Services Industry Group at the time of his retirement in 1992. Mr. Green is a graduate of the University of Texas at Austin and earned an M.B.A. from Southern Methodist University.

C. Clifton Robinson, Director; Chairman of NLASCO, Inc.

Mr. Robinson was appointed to the board of directors of ARC on March 8, 2007 to fill an existing vacancy on the board and is standing for election for the first time. From 2000 until its acquisition by a subsidiary of the Company in January of 2007, Mr. Robinson was Chairman of the Board and Chief Executive Officer of NLASCO, Inc. (“NLASCO”), an insurance holding company domiciled in Texas. Following the acquisition, Mr. Robinson continues as Chairman of NLASCO. In 2000 Mr. Robinson formed NLASCO in conjunction with the acquisition of American Summit Insurance Company and the reacquisition of National Lloyds Insurance Company, which he had initially acquired in 1964 and later sold. In 1979, he organized National Group Corporation for the purpose of purchasing insurance companies and related businesses. In 1964, he became the President and CEO of National Lloyds Insurance Company in Waco, Texas, one of the two current insurance subsidiaries of NLASCO. From 1964 to present Mr. Robinson has participated in the formation, acquisition and management of numerous insurance business enterprises. Mr. Robinson established the Robinson-Lanham Insurance Agency in 1961. He has previously held positions with various insurance industry associations, including vice chairman of the board of Texas Life and Health Guaranty Association, president of the Independent Insurance Agents of Waco-McLennan County and membership on the board of directors of the Texas Life Insurance Association and the Texas Medical Liability Insurance Underwriting Association. Mr. Robinson currently serves on the Board of Trustees of the Scottish Rite Hospital for Children in Dallas, Texas. Mr. Robinson holds a B.B.A. degree in real estate and insurance from Baylor University.

James R. “Randy” Staff, Director.

Mr. Staff has served as a director of ARC since June 30, 2005 and serves as an ex officio member of the audit committee and as a member of the nominating and corporate governance committee of ARC.

Mr. Staff has been a consultant to Hunter’s Glen/Ford, Ltd., an investment partnership, since November 2002. He also is Chairman of the Board of Directors of Ganado Bancshares, Inc., Citizens State Bank, ABNA Holdings, Inc. and American Bank, N.A. Previously, Mr. Staff was an Executive Vice President and Chief Financial Advisor of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from October 1994 until November 2002. During this period he also served as a Director of First Nationwide Mortgage Corporation and Auto One Acceptance Corporation. Mr. Staff attended the University of Houston and is a graduate of the University of Texas, Austin and is a Certified Public Accountant.

Carl B. Webb, Director.

Mr. Webb has served as a director of ARC since June 30, 2005 and serves as the Chairman of the compensation committee of ARC. Mr. Webb has served as the interim President and Chief Executive Officer of Triad Financial Corporation since August of 2005, and as a consultant to Hunter’s Glen/Ford, Ltd., an investment partnership, since November 2002. Previously, Mr. Webb was the President, Chief Operating Officer and Director of Golden State Bancorp Inc. and its subsidiary, California Federal Bank, FSB, from September 1994 until his  departure in November 2002. Prior to his affiliation with California Federal Bank, FSB, Mr. Webb was the President and CEO of First Madison Bank, FSB (1993 to 1994) and First Gibraltar Bank, FSB (1988 to 1993), as well as President and Director of First National Bank at Lubbock (1983 to 1988). Currently, Mr. Webb sits on the Board of Directors of Plum Creek Timber Company, Inc. Mr. Webb received a Bachelor of Business Administration Degree from West Texas A&M University and a Graduate Banking Degree from Southwestern Graduate School of Banking at Southern Methodist University.

BOARD MEETINGS

During 2006, the board of directors met on 12 occasions. For the period during which each such director served, incumbent directors attended at least 75% of (i) the total number of our board of directors meetings and (ii) the total number of meetings held by any committee of the board of directors upon which each such director served.

CORPORATE GOVERNANCE PROFILE

We are committed to good corporate governance practices and as such we have adopted formal corporate governance guidelines to enhance our effectiveness. The guidelines govern, among other things, board member qualifications, responsibilities, education, management succession, and executive sessions. The board’s current practice is to hold an executive session of its independent directors at least once per quarter. The individual who serves as the chair at these executive sessions shall rotate each year among the chairs (if such chair is not a member of management) of the committees of the board of directors. A copy of the corporate governance guidelines may be found at our corporate website at www.aboutarc.com under the heading “Investor Relations—Governance.” A copy also may be obtained upon request from the Company’s Corporate Secretary at the address provided above. Pursuant to an action of the board of directors at a meeting held June 8, 2006, the mandatory retirement age for directors was waived with regard to the service of Mr. Cummings.

We have adopted a senior officer code of ethics applicable to our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. We also have adopted a code of business conduct and ethics applicable to all officers, directors and employees. Both codes are available on our website at www.aboutarc.com under the heading “Investor Relations—Governance.” Copies also may be obtained upon request from the Company’s Corporate Secretary at the address provided above. Amendments to, and waivers from, the senior officer code of ethics will be disclosed at the same website address provided above and in such filings as may be required pursuant to applicable law or listing standards.

The audit committee of the board of directors has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. We have established a confidential website address and hotline for employees to report violations of the Company’s employee code of conduct or other company policy and to report any ethics concerns.

Of our ten directors, seven have been determined by our board of directors to be independent for purposes of the New York Stock Exchange’s (“NYSE’s”) listing standards. In determining director/nominee independence, we reviewed whether any transactions or relationships currently exist, or during the past three years existed, between each director and nominee and the Company and its subsidiaries, affiliates and equity investors or independent auditors. The board also examined whether there were any transactions or relationships between each director and nominee and members of the senior management of the Company or their affiliates. As a result of this review, the board affirmatively determined at a meeting held March 8, 2007, that all of our directors and nominees, except for Messrs. Willard, Kimsey and Robinson, were independent under the standards set forth in the Company’s Director Independence Criteria and by the NYSE and this group of directors is hereinafter referred to, both individually and collectively, as “independent”. The full text of the Director Independence Criteria is attached as Appendix A to this proxy statement and also can be found in the “Investor Relations—Governance” section of the Company’s website at www.aboutarc.com. A copy also may be obtained upon request from the Company’s Corporate Secretary at the address provided above.

INFORMATION REGARDING THE COMPENSATION OF DIRECTORS

The compensation committee periodically reviews and approves compensation arrangements for members of the board of directors.

To assist the committee in discharging its responsibilities, it has retained Towers Perrin, a nationally recognized compensation consulting firm, to provide market data and to advise on market trends and practices. The committee makes its own determinations regarding compensation of the independent, non-employee directors, considering the data and advice provided by the consultant, among other factors.

2006 Director Compensation.

Members of our board of directors who are full time employees of the Company do not receive any compensation for their service on the board. All directors who are not full time employees of the Company receive the following compensation for their service on the board:

•       $30,000 annual retainer

•       $1,000 fee for each meeting of the board (one-half of this amount is paid for participation in any telephonic meeting), with no meeting fees or other forms of compensation for committee meetings

In addition, members of board committees may receive the following, depending upon their involvement with each committee of the board:

•       Audit Committee—$65,000 annual fee for chairperson of the committee, paid in arrears on a quarterly basis

•       Nominating and Corporate Governance Committee—$10,000 annual fee for chairperson of the committee, paid in arrears on a quarterly basis

•       Compensation Committee—$10,000 annual fee for the chairperson of the committee, paid in arrears on a quarterly basis

Historically, independent directors have received remuneration in cash for their attendance at board meetings, with  amounts accruing for annual retainers and committee chairmanships being paid one-half in cash and one-half in the form of Company common stock issued under our 2003 equity incentive plan. As noted above, such directors received $1,000 in cash for each board meeting attended in person and $500 in cash for each board meeting attended telephonically. Effective January 1, 2007, members of our board of directors who are not full time employees may elect to receive their aggregate compensation: (i) entirely in the form of cash; (ii) entirely in the form of common stock; or (iii) one-half in cash and one-half in common stock. Cash payments and common stock are paid or issued in arrears on a quarterly basis, with no vesting requirements attached thereto. Customarily, such issuances occur by the 15th day of the month following quarter-end. The value of such stock awarded is determined based upon the average closing price per share for the last ten trading days of the applicable quarter.

Each member of our board of directors is reimbursed for out-of-pocket expenses associated with his service on behalf of and attendance at board or committee meetings.

Other than as described above, members of our board of directors who are not full time employees receive no additional compensation for their service on the board or board committees.

DIRECTOR COMPENSATION

The table below summarizes compensation received by independent directors of the board for services performed during the fiscal year ended December 31, 2006.

Director Compensation Table For 2006

Name	Total Fees Earned(a) ($)
Rhodes Bobbitt	38,500.00
W. Joris Brinkerhoff	36,500.00
Charles R. Cummings	103,500.00
Gerald J. Ford	48,000.00
J. Markham Green	38,000.00
James R. “Randy” Staff	38,500.00
Carl B. Webb	48,000.00

(a)              Fees earned for services performed in 2006 include annual retainers, meeting fees and chairperson remuneration. Aggregate fees paid to independent directors for annual retainers and committee chairmanships were paid quarterly in arrears, one-half in cash and one-half in immediately vested and transferable shares of the Company’s common stock. During 2006 independent directors received remuneration in cash for their attendance of board meetings. Independent directors are solely responsible for the payment of taxes payable on remuneration paid by the Company. Value of stock awarded was determined based upon the average closing price per share for the last ten trading days of the quarter during which the stock was earned.

As described above, the 2006 stock awards were issued to each independent director within 15 days following each quarter-end. All Company personnel, as well as our independent directors, are subject to trading restrictions with regard to our common stock and trading may only occur during a “trading window.” Provided any such party does not possess undisclosed material information about the Company, this trading period commences on the second business day and ends either (i) one month after the public release of quarterly financial information or (ii) one month after the public release of year-end financial information, as applicable.

The following numbers of shares of common stock were issued to such directors for services performed during 2006: Rhodes Bobbitt—1,427 shares; W. Joris Brinkerhoff—1,427 shares; Charles R. Cummings—4,522 shares; Gerald J. Ford—1,901 shares; J. Markham Green—1,427 shares; James R. “Randy” Staff—1,427 shares; and  Carl B. Webb—1,901 shares. Certain of the foregoing shares were issued in 2007 for services performed in the fourth quarter of 2006. For more information regarding costs recognition for the issuance of stock, refer to the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 15, 2007, Part II, Item 8 Notes to Consolidated Financial Statements - Note 2 Common Stock, Preferred Stock, Dividends and Minority Interest Related Transactions.

Each of the above independent directors had outstanding the following aggregate number of  shares of common stock awarded for services performed on behalf of the Company through the end of fiscal 2006:  Rhodes Bobbitt—1,562 ; W. Joris Brinkerhoff—2,172 ; Charles R. Cummings—5,379; Gerald J. Ford—2,893; J. Markham Green—2,469; James R. “Randy” Staff—2,172; and Carl B. Webb—2,893. For further information about the stock holdings of these directors and Company management see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT,” beginning on page 32 of this proxy statement.

BOARD COMMITTEES

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the directors appointed to serve on these committees meets the independence standards applicable to NYSE listed companies. The information below is current as of the date of this proxy statement. Following the annual meeting, and depending on the results of the director elections, the board will review committee memberships and appoint directors to each of the committees. The Company’s  audit committee, compensation committee and nominating and corporate governance committee charters, as well as its code of business conduct and ethics guidelines are available on its website, www.aboutarc.com, under the heading “Investor Relations—Governance.” Printed versions of such documents are also available to stockholders upon request to the Company’s Corporate Secretary at the address provided above.

Audit Committee.

ARC has a standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The audit committee helps the board of directors ensure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. In furtherance thereof, the audit committee assists in the establishment and maintenance of our internal audit controls, selects, meets with and assists the independent registered public accounting firm, oversees each annual audit and quarterly review, and prepares the report that federal securities laws require be included in our annual proxy statement, which appears below. Mr. Cummings has been designated as Chairman and Mr. Green and  Mr. Bobbitt have been appointed as members of the audit committee. Mr. Staff is an ex officio member of the audit committee. The board has determined that Mr. Cummings qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”).

The board adopted a formal charter to govern the audit committee on December 23, 2003. Pursuant to the audit committee charter, the committee will meet once every fiscal quarter or more frequently as it determines is necessary to carry out its duties and responsibilities. The formal report of the audit committee can be found beginning on page 14 of this proxy statement. During 2006, the audit committee met on 13 occasions.

Compensation Committee.

The compensation committee reviews and approves the compensation and benefits of our executive officers, administers our previously approved management incentive and 2003 equity incentive plans and produces the annual report on executive compensation for inclusion in our proxy statement. The current members of the compensation committee are Carl B. Webb (Chairman), W. Joris Brinkerhoff and Gerald J. Ford. The board adopted a formal charter to govern the compensation committee on December 23, 2003. Pursuant to the compensation committee charter, the committee will meet at least four times annually or more frequently as circumstances require. During 2006, the compensation committee met on 5 occasions.

Nominating and Corporate Governance Committee.

The nominating and corporate governance committee’s purpose is to (i) identify, screen and recommend to the board of directors individuals qualified to serve as directors of ARC and on committees of the board of directors, (ii) advise the board of directors with respect to the composition, procedures and committees of the board of directors, (iii) advise the board of directors with respect to the corporate governance principles applicable to ARC, and (iv) oversee the evaluation of the board of directors and ARC’s management. Messrs. Ford and Staff have been designated as members of the nominating and corporate governance committee, with Mr. Ford designated as Chairman. The nominating and corporate governance committee was formed on December 23, 2003, and held 4 meetings in 2006.

Our board of directors may from time to time establish certain other committees to facilitate the management of our company.

COMMUNICATIONS WITH DIRECTORS

The board of directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the board by mail. To communicate with the board of directors, any individual director or any group or committee of directors, correspondence should be addressed to the board of directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at Affordable Residential Communities Inc., 7887 E. Belleview Ave., Suite 200, Englewood, CO 80111.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee(s). In the case of communications to the board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

DIRECTOR NOMINATION PROCEDURES

The nominating and corporate governance committee believes that, at a minimum, candidates for membership on the board of directors should have demonstrated an ability to make a meaningful contribution to the board of directors’ oversight of our business and affairs and have a record and reputation for honest and ethical conduct. The nominating and corporate governance committee recommends director nominees to the board of directors based on, among other things, its evaluation of a candidate’s experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to board responsibilities. In making its recommendations to the board of directors, the nominating and corporate governance committee also seeks to have the board nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

The nominating and corporate governance committee expects, in the future, to identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above. The nominating and corporate governance committee also, from time to time, may engage firms, at our expense, that specialize in identifying director candidates. As described below, the nominating and corporate governance committee also will consider candidates recommended by stockholders.

Once a person has been identified by the nominating and corporate governance committee as a potential candidate, the committee expects to collect and review publicly available information regarding the person to assess whether the person should be considered further. If the nominating and corporate governance committee determines that the candidate warrants further consideration, and if the person expresses a willingness to be considered and to serve on the board of directors, the nominating and corporate governance committee expects to request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, members of the nominating and corporate governance committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

In addition to stockholder proposals of director nominees submitted in accordance with our Amended and Restated Bylaws, as summarized below under “STOCKHOLDER PROPOSALS FOR 2008,” the nominating and corporate governance committee will consider written recommendations from stockholders of potential director candidates. Such recommendations should be submitted to the nominating and corporate governance committee “c/o Corporate Secretary” at Affordable Residential Communities Inc., 7887 E. Belleview Ave., Suite 200, Englewood, CO 80111. Director recommendations submitted by stockholders should include the following regarding the individual(s) recommended for nomination:

•       name, age, business address and residence address;

•       the class, series and number of any shares of stock of ARC beneficially owned;

•       the date(s) that shares of stock of ARC were acquired and the investment intent of such acquisition; and

•       all other information that would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and the rules thereunder (including each individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The stockholder recommendation and information described above must be delivered to the Corporate Secretary not earlier than the 120th day and not later than 5:00 p.m., Mountain Time, on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders; provided, however, that if the date of mailing of the notice for the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the mailing of the notice for the upcoming annual meeting and not later than 5:00 p.m., Mountain Time, on the later of (i) the 90th day prior to the mailing of the notice for the upcoming annual meeting of stockholders or (ii) the 10th day following the date on which public announcement of the mailing of the notice for the upcoming annual meeting is first made.

The nominating and corporate governance committee expects to use a similar process to evaluate candidates to the board of directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

Mr. Robinson has not previously stood for election on our board of directors. He was appointed to our board of directors in March 2007. As reported in a Current Report on Form 8-K dated March12, 2007, Mr. Robinson was appointed to our board of directors in conjunction with the Company’s acquisition in January 2007 of  NLASCO.

No fee is paid to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees.

The nominating and corporate governance committee did not receive within the time period specified by SEC regulations, the name of any recommended director nominee from a stockholder who beneficially owned more than 5% of ARC’s common voting stock for at least one year as of the date of the recommendation.

DIRECTOR ATTENDANCE AT ANNUAL MEETING

We do not have a policy requiring our directors to attend our annual meeting; however, attendance by our directors is encouraged. Two directors, Messrs. Willard and Kimsey, attended our 2006 annual meeting.

AUDIT COMMITTEE REPORT AND DISCLOSURES

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The committee reviews and oversees these processes, including oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s independent registered public accounting firm’s qualifications and independence, (iii) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function, and (iv) the Company’s compliance with legal and regulatory requirements.

In this context, the committee met and held discussions with management and the independent registered public accounting firm. Management represented to the committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the committee discussed with the independent registered public accounting firm its independence from the Company and its management, and the independent registered public accounting firm provided to the committee the written disclosures and letter required from the independent registered public accounting firm by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC. The committee and the board also have recommended the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Audit Committee:
Charles R. Cummings (Chairman)
J. Markham Green
Rhodes Bobbitt

EXECUTIVE OFFICERS

Our executive officers are elected annually by our board and serve at the discretion of our board. Set forth below is information, as of the date of this proxy statement, regarding our current executive officers:

Name	Position	Age
Larry D. Willard(a)	Chairman of the Board and Chief Executive Officer	64
James F. Kimsey(a)	President and Chief Operating Officer	58
Lawrence E. Kreider	Executive Vice President, Chief Financial Officer and Chief Information Officer	59
Scott L. Gesell	Executive Vice President, General Counsel and Corporate Secretary	48

(a)              Biographical information is provided above under “BOARD OF DIRECTORS.”

Lawrence E. Kreider, Executive Vice President, Chief Financial Officer and Chief Information Officer.

Mr. Kreider joined our company in 2001 as an Executive Vice President, also serving as Chief Financial Officer from 2001 to 2003 and from November 1, 2004 to present, as well as Chief Information Officer since 2002 and Chief Accounting Officer since 2004. During this time he has also served as Executive Vice President-Finance. Mr. Kreider has direct responsibility for all financial and information technology activities of the Company and also participates in strategic planning activities. Prior to joining us in 2001, Mr. Kreider was Senior Vice President of Finance for Warnaco Group Inc. and President of Warnaco Europe. Prior thereto, Mr. Kreider served in several senior finance positions, including Senior Vice President, Controller and Chief Accounting Officer, with Revlon, Inc. and MacAndrews & Forbes Holdings from 1986 to 1999. Prior thereto, he served in senior finance positions with Zale Corporation, Johnson Matthew Jewelry Corporation and Refinement International Company. Mr. Kreider began his career with Coopers & Lybrand. Mr. Kreider holds an M.B.A. from Stanford Graduate School of Business and a B.A. from Yale University.

Scott L. Gesell, Executive Vice President, General Counsel and Corporate Secretary.

Mr. Gesell has served as a Vice President and as the General Counsel and Secretary for ARC since he joined our company in 1996. Mr. Gesell directs all legal matters for us, including overseeing outside counsel, acquisition activities, legal matters related to our operating businesses and other corporate related activities. Prior to joining us in 1996, Mr. Gesell served as General Counsel, and in his final position as a Senior Vice President/Director of Legal Operations, overseeing all of the day-to-day legal operations for First Gibraltar Bank, FSB/First Madison Bank, FSB/First Nationwide Bank. While with the First Gibraltar, First Madison and First Nationwide Banks, he was significantly involved in mergers, acquisitions and divestitures, as well as corporate and regulatory matters. Prior thereto, he served in various legal capacities with the Federal Home Loan Bank of Dallas and was in private practice with the law firm of Andrews,

Davis, Legg, Bixler, Milsten & Price in Oklahoma City. Mr. Gesell holds a B.A. and J.D. from the University of Nebraska at Lincoln. He is a member of the Colorado, Oklahoma and Texas bars.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we will discuss the overall objectives of our compensation program and what it is designed to reward participants over the life of the program, each element of compensation that we provide, and an explanation of the reasons for the compensation decisions we have made regarding the following individuals, whom we refer to as our “named executive officers”:

•       Larry D. Willard—Chairman of the Board and Chief Executive Officer

•       James F. Kimsey—President and Chief Operating Officer

•       Lawrence E. Kreider—Executive Vice President, Chief Financial Officer and Chief Information Officer

•       Scott L. Gesell—Executive Vice President, General Counsel and Corporate Secretary

Following this discussion, we provide specific information about compensation earned or awarded to our named executive officers during 2006.

Our Executive Compensation Programs

Our compensation programs include a combination of salary, at-risk incentives and equity incentives linked to performance and the creation of stockholder value. In structuring our compensation programs, the compensation committee has been particularly mindful of several key issues. We have had to address the difficulty of attracting exceptional talent and retaining existing talent. The Company believes it is critical to ARC’s long-term prospects to establish compensation programs that attract and retain those with the talent, skill and experience necessary for ARC to realize its strategic objectives.

With this in mind, the following principles help to guide our decisions regarding compensation of our named executive officers:

•       Compensation opportunities should be competitive with market practices. In order to attract and retain the executives with the experience and skills necessary to lead the Company and deliver strong performance to our stockholders, we are committed to providing total annual compensation opportunities that are competitive. We target all elements of our compensation program—base salary, annual incentive, and equity incentive opportunities—to be consistent with practices of comparable organizations.

•       A substantial portion of compensation should be performance-based. Our executive compensation program emphasizes pay for performance. This means that corporate performance, as assessed under the management incentive plan, and the potential value associated with stock option awards, represent between 65-75% of each named executive officer’s potential compensation assuming target levels of annual incentive awards and estimated potential value associated with stock options were achieved.

•       Management’s interests should be aligned with those of our stockholders. Our long-term incentive compensation is delivered in the form of stock options, the value of which is ultimately dependent upon the performance of our stock price. Although the Company has no mandatory requirement of stock ownership by its employees, including its named executive officers, stock ownership is encouraged and each named executive officer currently has meaningful stock ownership, with the potential opportunity to increase such holdings through the exercise of vesting options.

•       Compensation should be perceived as fair and equitable. We strive to create a compensation program that will be perceived as fair and equitable both internally and externally. In addition to conducting analyses of market pay levels, we consider the pay of the named executive officers relative to one another and to other members of the management team.

HOW WE DETERMINE AND ASSESS EXECUTIVE COMPENSATION GENERALLY

The compensation committee of our board of directors (the “committee”) has responsibility for approving the compensation programs for our named executive officers and making decisions regarding specific compensation to be paid or awarded to them. Information about the committee and its composition, responsibilities and operations can be found in the “Investor Relations-Governance” section of the Company’s website.

To assist the committee in discharging its responsibilities, it has retained Towers Perrin to provide market data and to advise on market trends and practices. The committee makes its own determinations regarding compensation of the named executive officers, considering the data and advice provided by Towers Perrin, among other factors.

Market Data.   The committee considers compensation levels, programs and practices of other companies to assist in assessing and establishing the competitiveness of our executive compensation programs. In 2006, we referenced practices among a select group of comparable companies and compensation survey data for companies in the real estate and general industry. In 2006, this included an assessment of pay levels among the following set of companies:

•       American Land Lease, Inc.;

•       Apartment Investment and Management Company;

•       Builders FirstSource Inc.;

•       Cavalier Homes, Inc.;

•       Cavco Industries, Inc.;

•       Champion Enterprises, Inc.;

•       Equity Lifestyle Properties, Inc.;

•       Lincoln Logs Ltd.;

•       Modtech Holdings, Inc.;

•       Nobility Homes, Inc.;

•       Palm Harbor Homes, Inc.;

•       Skyline Corporation;

•       Sun Communities, Inc. ; and

•       UMH Properties,  Inc.

Information on the compensation levels, programs and practices of these companies and industry data is used to provide context for our compensation decisions, rather than as a direct determinant of pay levels for our named executive officers.

Other Factors.   While market data is important, it is not the only factor we consider when determining compensation of our named executive officers. Pay decisions are made following a review and discussion of both the financial and operational performance of our businesses and the annual performance reviews of the named executive officers and other members of the management team.

Individual performance assessments of the named executive officers (other than for the Chief Executive Officer) are conducted and presented by the Chief Executive Officer to the committee, accompanied by recommendations regarding adjustments to base salary and other elements of pay. The committee considers this information when making pay adjustments. The committee is responsible for the individual performance assessment of the Chief Executive Officer.

The committee may, in its discretion, also consider (i) the transferability of managerial skills, (ii) the relevance of each named executive officer’s experience to other potential employers, and (iii) the readiness of the named executive officer to assume a different or more significant role either within the Company or with another organization. When making pay-related decisions, the committee has also considered the specific circumstances of the Company and the associated difficulties with attraction, retention, and motivation of talent and its importance in supporting achievement of ARC’s strategic objectives.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Overall, our executive compensation program is designed to be consistent with the objectives and principles set forth above. The basic elements of our 2006 executive compensation program are summarized  below, followed by a more detailed discussion of those programs.

Our compensation policies and programs are considered by the committee in a total rewards framework considering both “pay”—base salary, annual incentive compensation, and long-term incentive compensation; and “benefits”—benefits, perquisites and executive benefits, and other compensation. Our executive compensation program consists primarily of the following components:

•       base salary;

•       annual incentive awards;

•       long-term incentive awards;

•       perquisites and other benefits; and

•       severance and other post-termination compensation.

Base Salary.   We provide base salaries for each named executive officer, commensurate with the services each provides to the Company, because we believe a portion of total direct compensation should be provided in a form that is fixed and liquid. For 2006, base salary represented approximately 30% of total direct compensation, assuming target levels of annual incentive awards and estimated potential value associated with stock options were achieved (base salary plus target annual incentive plus the expected value of long-term incentives at date of grant).

Management Incentive Plan Awards.   Named executive officers and other employees of the Company are eligible to receive annual incentive plan awards based upon the financial performance of the Company and other factors, including individual performance. The committee believes this element of compensation is important to focus management efforts on and provide rewards for annual financial and strategic results that are aligned with creating value for our stockholders. For 2006, target management incentive plan award opportunities to named executive officers represented approximately 35% of total annual cash compensation (base salary plus target annual incentive) and approximately 20% of total direct compensation (total annual cash compensation plus the expected value of long-term incentives at date of grant), assuming target levels of annual incentive awards and estimated potential value associated with stock options were achieved. Further discussion of this plan is found after the Grants of Plan Based Awards section below.

Financial and strategic objectives are established each year based on a business plan developed by management and approved by the Company’s board of directors. For 2006, the business plan objectives included the following operational indices associated with the management of the Company’s manufactured housing communities:  net operating income; bad debt; occupancy levels; utility cost recapture; and move out rate of residents. Performance against these goals is assessed at the end of the year and is a principal determiner of individual annual incentive award determinations. The committee also has the authority to make adjustments to the performance objectives in recognition of unusual or non-recurring events. With respect to the incentive compensation plan for 2006 approved by the committee, a threshold level of performance below which no compensation would be earned was specified at 85% of the budget amount, a target level of performance was specified at 100% of the budget, and the maximum level of performance beyond which no additional compensation would be earned was specified at 115% of the budget amount. Therefore, based upon the plan approved by the committee, the “maximum” level of participation was achieved and bonuses to named executive officers were paid accordingly.

The committee, in its sole discretion, determines the amount of each participant’s award based on attainment of the applicable performance goals and assessments of individual performance. Based on these factors, the committee applies the formulaic parameters relating to such awards, with the discretion to make adjustments as deemed necessary and appropriate under given circumstances. No such adjustments to the formulaic determination of incentive awards were made with regard to named executive officers for the 2006 awards.

The management incentive plan provides that upon a change in control (as defined in the plan), each participant (which includes each of the named executive officers) would be entitled to payment of a pro-rata bonus for the year in which the change of control occurs, the amount of which would be determined assuming the maximum level of performance had been achieved. The consummation of the Farallon transaction discussed in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” hereafter would constitute a change in control under this plan.

Stock Option Awards.   As described above, we believe that a substantial portion of each named executive officer’s compensation should be tied to the performance of our company’s stock price. In this regard, our long-term incentive compensation is delivered in the form of stock options, the value of which is ultimately dependent upon the performance of our stock price. The expected value of these long-term incentive awards represents approximately 50% of each named executive officer’s total direct compensation opportunity, assuming target levels of annual incentive awards and estimated potential value associated with stock options were achieved. Further discussion of the 2003 equity incentive plan pursuant to which such options are awarded is found after the Grants of Plan Based Awards section below. The consummation of the Farallon transaction discussed in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” hereafter would constitute a change in control under this plan.

Perquisites and Other Benefits.   We provide a limited number of perquisites and other benefits to our named executive officers. With the exception of our Chief Executive Officer, our named executive officers receive only  medical benefits, life insurance and long-term disability coverages, as well as supplemental contributions to the Company’s 401(k) program, on the same terms and conditions as available to all employees. These medical and insurance benefits generally consist of group medical coverage with applicable deductibles and co-pays and complementary long-term disability capped at $50,000, with the option to purchase additional coverage.

In addition to the above, Mr. Willard and the board of directors agreed as an accommodation to his assumption of his current, full-time responsibilities with the Company, that Mr. Willard would retain his primary residence outside the state of Colorado and be required to incur no significant costs associated with his residency in Colorado to facilitate the performance of his responsibilities on behalf of the Company. Accordingly, the Company reimburses Mr. Willard on a tax grossed-up basis for housing, auto use and airfare in connection with his travel to and time in Colorado when traveling for the benefit of the Company, which includes both private and common carrier air transportation.

Severance and Other Post-Termination Compensation.   We have entered into severance agreements with each of Messrs. Kreider and Gesell which provide for severance pay and benefits in the event their employment with the Company is terminated under qualifying circumstances. These agreements are discussed in the section entitled “EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS” beginning on page 27 of this proxy statement. The Company does not maintain any other severance or change in control program for the named executive officers. However, the Company has historically paid severance, the amount of which is generally determined both by length of Company tenure and level of compensation, when termination occurs other than for cause and pursuant to which certain benefits may be provided to the named executive officers. Absent the negotiation of specific agreements with the named executive officers (other than Messrs. Kreider and Gesell), their severance benefits would be provided on the same basis as provided to other employees of the Company.

The 2003 equity incentive plan, pursuant to which stock option awards are granted to the named executive officers, contains specific termination and change-in-control provisions. Under the terms of the plan, if a change of control event (as defined under the plan) were to occur, all awards then outstanding would become vested and/or exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved. The consummation of the Farallon transaction discussed in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” hereafter would constitute a change in control under this plan.

Other Programs and Policies

Equity Grant Practices.   We have not adopted a formal policy for the timing of grants of equity awards. However, the committee follows an informal practice of annually reviewing and determining whether to grant equity awards. If off-cycle awards, such as in the case of new hires, promotions or special retention awards, were required to be considered, the committee would determine the applicability and amount of any such awards on a case by case basis.

All option awards made to eligible employees, including the named executive officers, are made pursuant to the 2003 equity incentive plan. All stock options issued under the terms of the plan are granted with an exercise price equal to the fair market value of our common stock on the date of grant. For this purpose the  market value is deemed to be the closing price of the common stock on the New York Stock Exchange on the date of grant of the stock options. Options awards are not subject to re-pricing.

All stock option awards made to the named executive officers are made by the committee and not pursuant to delegated authority.

Stock Ownership Requirements.   Our senior executives are encouraged to own a meaningful amount of our common stock; however, there is no formal policy that requires such stock ownership. Each of the named executive officers owns common stock of the Company, as specified in “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” beginning on page 32 of this proxy statement.

Tax Considerations.   Section 162(m) of the Internal Revenue Code (“Code”) imposes a $1 million limit on the tax-deductibility of compensation paid to our five most highly paid executives, which includes the named executive officers. Exceptions are provided for compensation that is “performance-based” and paid pursuant to a plan meeting certain requirements of Section 162(m) of the Code. The committee has carefully considered the implications of Section 162(m) of the Code and believes that tax deductibility of compensation is an important consideration. Accordingly, where possible and considered appropriate, the committee strives to preserve corporate tax deductions. However, the committee reserves the flexibility, where appropriate, to approve compensation arrangements that may not be tax deductible to the Company, such as base salary and awards of time-based restricted stock. The committee will continue to review the Company’s executive compensation practices to determine if other elements of executive compensation constitute “qualified performance-based compensation” under Section 162(m) of the Code.

We also continue to monitor the regulatory developments under Section 409A of the Code, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes substantial limitations and conditions on nonqualified deferred compensation plans, including certain types of equity compensation and separation pay arrangements.

Accounting Considerations.   Differing forms of equity awards will have comparable accounting treatments under FAS 123 (R) and therefore we expect that accounting treatments will not influence our selection of forms of equity compensation.

COMPENSATION COMMITTEE REPORT

The compensation committee, currently consisting of the undersigned, has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on its review and discussions, the compensation committee recommended to the full board that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been submitted by the following members of the compensation committee:

Carl B. Webb (Chairman)
W. Joris Brinkerhoff
Gerald J. Ford

EXECUTIVE OFFICER COMPENSATION

The following tables set forth information concerning the compensation earned for services performed during 2006 by the named executive officers, who were either serving in such capacities on December 31, 2006 or during 2006 or are reportable pursuant to applicable SEC regulations.

Summary Compensation Table for 2006

Name and Principal Position	Year	Salary ($)	Stock Awards(a) ($)	Option Awards(b) ($)	Non-Equity Incentive Plan Compensation(c) ($)	All Other Compensation(d) ($)	Total ($)
Larry D. Willard Chairman of the Board and Chief Executive Officer	2006	500,000	—	$200,000	500,000	86,394	1,286,394
James F. Kimsey President and Chief Operating Officer	2006	400,000	—	$140,000	320,000	6,761	866,761
Lawrence E. Kreider Executive Vice President, Chief Financial Officer and Chief Information Officer	2006	330,000	19,000	$80,000	214,500	11,501	655,001
Scott L. Gesell Executive Vice President, General Counsel and Corporate Secretary	2006	300,000	38,000	$80,000	195,000	7,813	620,813

(a)              Stock awards—represents the 2006 FAS 123(R) expense recognized for restricted stock awards made in February 2004 to Messrs. Kreider and Gesell of 5,000 shares and 10,000 shares, respectively. These amounts represent cost incurred for those portions of this award which were not earned prior to January 1, 2006. For more information regarding outstanding awards held by the named executive officers, refer to the section Outstanding Equity Awards at Fiscal Year-End 2006 beginning on page 26 of this proxy statement. For more information regarding the cost recognition for the issuance of stock awards, refer to the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 15, 2007, Part II, Item 8 Notes to Consolidated Financial Statements - Note 2 Common Stock, Preferred Stock, Dividends and Minority Interest Related Transactions.

(b)             Option awards—represents the 2006 FAS 123(R) expense recognized for stock options granted in July 2006. Pursuant to the terms of their issuance, the options are to vest in equal installments over a three year period commencing on the first anniversary of the grants; no options are currently exercisable. For more information regarding outstanding awards held by the named executive officers, refer to the section Outstanding Equity Awards at Fiscal Year-End 2006 beginning on page 26 of this proxy statement. For more information regarding the cost recognition for these awards, refer to the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 15, 2007, Part II, Item 8 Notes to Consolidated Financial Statements - Note 2 Common Stock, Preferred Stock, Dividends and Minority Interest Related Transactions.

(c)              Non-equity incentive plan compensation—represents the cash awards earned for 2006 performance under the management incentive plan. For more information regarding this plan, see below and also refer to “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement.

(d)             All other compensation—represents the aggregate annual cost for 2006 to the Company for medical, life insurance and long-term disability coverages received by the named executive officers as specified above under All Other Compensation, except for Mr. Willard, for whom $1,495 of such costs were incurred. In addition to the foregoing, the amounts specified above for Mr. Willard under All Other Compensation include $84,899 for payments and amounts attributed to him as income for tax purposes on a tax grossed-up basis made by the Company to reimburse Mr. Willard for housing, private aircraft and auto use incurred in connection with his travel to and time in Colorado. In this regard, the Company provides Mr. Willard with an apartment and certain transportation needs for his use during his time in Colorado.

Grants of Plan-Based Awards

The following table supplements the Summary Compensation Table, providing information concerning incentive compensation opportunities provided to each named executive officer during 2006.

For more information regarding these annual and long-term incentive plan awards, refer to “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement.

Grants of Plan-Based Awards Table for 2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(b)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date(a)	Threshold ($)	Target ($)	Maximum ($)	Option(c) (Sh)	Awards(d) ($ / Sh)	Awards(e) ($)
Larry D. Willard Chairman of the Board and Chief Executive Officer	Jan 1, 2006 Jul 27, 2006	250,000	375,000	500,000	200,000	10.74	788,365
James F. Kimsey President and Chief Operating Officer	Jan 1, 2006 Jul 27, 2006	160,000	240,000	320,000	140,000	10.74	551,855
Lawrence E. Kreider Executive Vice President, Chief Financial Officer and Chief Information Officer	Jan 1, 2006 Jul 27, 2006	99,000	165,000	214,500	80,000	10.74	315,346
Scott L. Gesell Executive Vice President, General Counsel and Corporate Secretary	Jan 1, 2006 Jul 27, 2006	90,000	150,000	195,000	80,000	10.74	315,346

(a)              Grant date—Represents the effective date of grants of cash bonus awards under the management incentive plan and stock option awards under the 2003 equity incentive plan. See below for further discussion of these plans. Grants of non-equity incentive plan awards (cash bonuses) are disclosed as of January 1, 2006, the date of commencement of the bonus period, although the specific parameters for their issuance were approved by the compensation committee at its July 27, 2006 meeting.

(b)             Estimated future payouts under non-equity incentive plan awards—represents the value of potential payments under the management incentive plan to each of the named executive officers based on 2006 performance. Management incentive award amounts shown above represent potential awards which may have been earned based on performance during 2006. The actual management incentive plan awards earned for 2006 are reported in the Summary Compensation Table above. For more information regarding the management incentive plan see below and also refer to “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement.

(c)              All other option awards—represents the number of stock options granted to each of the named executive officers. Stock option awards are made under the 2003 equity incentive plan pursuant to the terms of the non-qualified stock option agreements which also govern their issuance. The figures above represent the number of stock options which will become vested in equal installments over each of the next three years based on continued service to the Company. For more information regarding these awards and plan payouts, refer to “Compensation Discussion and Analysis” beginning on page 16 of this proxy statement and the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 15, 2007, Part II, Item 8 Notes to Consolidated Financial Statements - Note 2 Common Stock, Preferred Stock, Dividends and Minority Interest Related Transactions.

(d)             Exercise or base price of option awards—represents the exercise price of stock option awards, which is equal to the closing market price of our common stock on the date of the grant, July 27, 2006.

(e)              Grant date fair value of stock and option awards—represents the full grant date fair value of each stock option award granted to the named executive officers in 2006, computed in accordance with FAS123(R). Pursuant to the terms of their issuance, the options are to vest in equal installments over a three year period commencing on the first anniversary of the grants; no options are currently exercisable. For more information regarding these awards and plan payouts, refer to the Company’s disclosure in its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 15, 2007, Part II, Item 8 Notes to Consolidated Financial Statements - Note 2 Common Stock, Preferred Stock, Dividends and Minority Interest Related Transactions.

Management Incentive Plan.

We have adopted the management incentive plan, which provides for cash bonus awards to those key employees of our company and its subsidiaries selected by our compensation committee for participation in the plan. A participant may receive a cash bonus under the management incentive plan based upon the attainment, during each performance period, of performance objectives which are established by our compensation committee. These performance objectives may be based on one or more of the following criteria, determined in accordance with generally accepted accounting principles, where applicable:

•       total stockholder return;

•       earnings per share (which may include the manner in which such earnings goals were met);

•       net income (before or after taxes);

•       earnings before interest, taxes, depreciation and amortization;

•       revenues;

•       return on assets;

•       market share;

•       business plan goals;

•       cost reduction goals;

•       funds from operations; or

•       any combination of, or a specified increase in, any of the foregoing.

Performance objectives may be applied to one or more of our company, any of our subsidiaries or affiliates, or any of our divisions or strategic business units, and may be applied to performance relative to a market index or a group of other companies. The compensation committee will have the authority to make adjustments to the performance objectives in recognition of unusual or non-recurring events. The performance goals may include a threshold level of performance below which no compensation will be earned, levels of performance at which specified compensation will be earned, and a maximum level of performance beyond which no additional compensation will be earned.

The amount of each participant’s bonus will be based upon a bonus formula determined by our compensation committee, in its sole discretion, that ties such bonus to the attainment of the applicable performance goals, and will, unless otherwise determined by our compensation committee, range from 75% to 125% of certain specified target amounts. Under the management incentive plan, none of our executive officers may receive a bonus payment for any performance period that exceeds 125% of his base salary. Except as otherwise provided in a participant’s employment or other individual agreement, the payment of a cash bonus to a participant for a performance period will be conditioned upon the participant’s continued employment on the last day of the performance period. However, in the event of a change in control (as defined in the management incentive plan) the performance period then in effect will be deemed to have been completed, the maximum level of performance will be deemed to have been achieved, and all participants will receive payment within ten business days after the change in control, regardless of whether the individual is then employed by us or any of our affiliates. We may amend, suspend or terminate the management incentive plan at any time, provided that no amendment of the plan may adversely affect an award granted prior to the amendment without the participant’s consent. The consummation of the Farallon transaction discussed in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” hereafter would constitute a change in control under this plan.

2003 Equity Incentive Plan.

On December 23, 2003, we adopted the 2003 equity incentive plan, which provides for the grant of equity-based incentives, including restricted shares of our common stock, stock options, grants of shares and other equity-based awards, to our directors, officers and other employees and those of our subsidiaries selected by our compensation committee for participation in the plan. At inception 1,992,387 shares were authorized for grant pursuant to this plan. All shares outstanding, whether vested and unvested, are entitled to receive dividends and to vote unless forfeited. No participant in our 2003 equity incentive plan may be granted awards in any fiscal year covering more than 500,000 shares of our common stock.

The 2003 equity incentive plan is administered by our compensation committee, which has the discretion, among other things, to determine the persons to whom awards will be granted, the number of shares of our common stock to be subject to awards and the other terms and conditions of the awards. Performance objectives may be applied to one or more of our company, any of our subsidiaries or affiliates, or any of our divisions or strategic business units, or may be applied to performance relative to a market index or a group of other companies. The compensation committee will have the authority to make adjustments to the performance objectives in recognition of unusual or non-recurring events. The 2003 equity incentive plan provides that in no event will the compensation committee be authorized to reprice stock options, or to lower the base or exercise price of any other award granted under the plan, without obtaining the approval of our stockholders.

Stock options granted under the 2003 equity incentive plan may be either “incentive stock options” within the meanings of Section 422 of the Code, or nonqualified stock options. Holders of restricted stock generally will be entitled to vote and receive dividends on their restricted shares, but our compensation committee may determine in its discretion that dividends paid while the shares are subject to restrictions may be reinvested in additional shares of restricted stock. Except as otherwise permitted by our compensation committee, awards granted under the 2003 equity incentive plan will be transferable only by will or through the laws of descent and distribution, and each stock option will be exercisable during the participant’s lifetime only by the participant, or upon the participant’s death by his estate. We intend that the portion of director fees to be paid to our independent directors that is to be paid in shares of stock will be paid through this plan.

In the event of a change in control of our company (as defined in the 2003 equity incentive plan), all awards then outstanding under the 2003 equity incentive plan will become vested and/or exercisable, and any performance goals imposed with respect to then-outstanding awards will be deemed to be fully achieved. The consummation of the Farallon transaction discussed in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” hereafter would constitute a change in control under this plan.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information pertaining to all outstanding equity awards held by the named executive officers as of December 31, 2006. Outstanding equity awards are comprised of:

•       Restricted stock awarded during 2004; and

•       Stock options awarded during 2006, as well as warrants awarded to Mr. Gesell in 2000.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(a) (Sh) Exercisable	Number of Securities Underlying Unexercised Options(b) (Sh) Unexercisable	Option Exercise Price(c) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(d) (Sh)	Market Value of Shares or Units of Stock That Have Not Vested(e) ($)
Larry D. Willard Chairman of the Board and Chief Executive Officer	July 27, 2006	—	200,000	10.74	July 27, 2016	—	—
James F. Kimsey President and Chief Operating Officer	July 27, 2006	—	140,000	10.74	July 27, 2016	—	—
Lawrence E. Kreider Executive Vice President, Chief Financial Officer and Chief Information Officer	July 27, 2006 February 18, 2004	—	80,000	10.74	July 27, 2016	— 3,000	— 34,950
Scott L. Gesell Executive Vice President, General Counsel and Corporate Secretary	July 23, 2000 July 27, 2006 February 18, 2004	9.37	80,000	15.61 10.74	July 23, 2010 July 27, 2016	6,000	69,900

(a)              Represents warrants held by Mr. Gesell, awarded to him on July 23, 2000.

(b)             Represents stock options held by each of the named executive officers, which vest one-third per year over three years, beginning one year after the grant date. Outstanding stock options expire 10 years from the grant date.

(c)              Represents the exercise price of warrant and stock option awards held by the named executive officers. Option exercise price is the closing market price of the Company’s common stock on the date of issuance of the stock options, which in this case is July 27, 2006.

(d)             Represents that portion of restricted stock awards held by each of the named executive officers which were unvested as of December 31, 2006. In conjunction with the Company’s Initial Public Offering (“IPO”) in February 2004, Messrs. Kreider and Gesell were awarded 5,000 shares and 10,000 shares, respectively, which vest on the basis of continued employment by the Company. The number of shares presented above will vest in equal installments on February 18 of each 2007, 2008, and 2009.

(e)              Represents the market value of unvested stock awards based on a price of $11.65, the closing stock price of the Company’s common stock on December 29, 2006, the last trading day of the fiscal year.

Option Exercises and Stock Vested

The following table presents information pertaining to stock options exercised by the named executive officers during 2006 and/or the value of other equity awards which vested during 2006 for the benefit of the name executive officers. None of the named executive officers exercised stock options during 2006.

Option Exercises and Stock Vested Table for 2006

	Stock Awards
Name	Number of Shares Acquired on Vesting(a) (Sh)	Value Realized on Vesting(b) ($)
Larry D. Willard Chairman of the Board and Chief Executive Officer	—	—
James F. Kimsey President and Chief Operating Officer	—	—
Lawrence E. Kreider Executive Vice President, Chief Financial Officer and Chief Information Officer	1,000	9,020
Scott L. Gesell Executive Vice President, General Counsel and Corporate Secretary	2,000	18,040

(a)              Represents the number of shares acquired during 2006 upon vesting of restricted stock awards made to Messrs. Kreider and Gesell in conjunction with the Company’s IPO in 2004.

(b)             Represents the value of stock awards that vested in 2006. The value is based on the closing market price of the Company’s common stock on the date of vesting ($9.02) multiplied by the number of shares vesting.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS

EMPLOYMENT CONTRACTS.

None of the named executive officers is a party to an employment contract.

SEVERANCE AGREEMENTS.

The Company is party to severance agreements, effective as of February 18, 2004, with Messrs. Kreider and Gesell. Both of the severance agreements have a term of three years, with automatic one-year renewals commencing on the first anniversary of the severance agreements, unless either party to the respective agreement provides 60 days notice of non-renewal. The severance agreements provide that if, prior to a change in control, the executive’s employment is terminated by us other than for “cause” (as defined in the severance agreements) or by the executive for any reason, the executive will be entitled to receive continued payment of his then-current base salary, paid in accordance with our ordinary payroll schedule, for the one-year period immediately following termination of employment. Copies of these agreements have been filed with the SEC as Exhibits 10.5 and 10.6 for Messrs. Kreider and Gesell, respectively, to the Annual Report on Form 10-K of Affordable Residential Communities Inc. for the year ended December 31, 2003 (File No. 001-31987).

The severance agreements also provide that if, following a change in control, the executive’s employment is terminated by us without cause or by the executive for “good reason” (which is defined as a substantial reduction in the executive’s salary, incentive compensation plans and other benefits, in the aggregate), the executive will be entitled to the following severance payments and benefits:

•       payment equal to the sum of the executive’s then-current annual base salary plus average cash bonus over the last three years following our initial public offering in February 2004, with the amount paid out over one year;

•       the executive’s prorated target annual bonus for the year in which the termination occurs; and

•       the opportunity to elect continued coverage under the Company’s group health plans in accordance with Section 4980B of the Code for the two-year period immediately following termination of employment, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer.

The consummation of the Farallon transaction discussed in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” hereafter would constitute a change in control under the severance agreements.

If, at any time during the term of the severance agreement, the executive’s employment is terminated because of his death or “disability” (as defined in the severance agreements), the executive will be entitled to receive continued payment of his then-current base salary, paid in accordance with our ordinary payroll schedule, for the one-year period immediately following termination of employment. Assuming that termination due to death or disability occurred on the last day of 2006, the estates of Messrs. Kreider and Gesell would receive $330,000 and $300,000, respectively, paid out over the succeeding twelve month period in equal monthly installments. In addition, all equity awards previously granted to the executive will become immediately vested and/or exercisable. Pursuant to the terms of the plan under which such equity grants are awarded, a change in control would also accelerate all rights under the plan in conformity with its terms. However, except for the non-qualified stock option agreements that provide for accelerated vesting upon the death of the option holder, such other plans’ terms would not accelerate such benefits upon death or disability.

The severance agreements also contain confidentiality provisions which apply indefinitely, and non-competition and non-solicitation provisions which apply during the employment period and for a one-year period thereafter. Each of the severance agreements requires the Company to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive pursuant to his severance agreement or otherwise in connection with a change in control would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. Based upon currently available information, it is not anticipated that such an excise tax would be imposed.

Accelerated Benefits Upon a Change of Control

Based on the above enumerated obligations under severance agreements entered into with the specified named executive officers, upon the occurrence of each of (i) a change in control of the Company and (ii) termination of employment of the affected named executive officer occurring on the last business day of 2006, Messrs. Kreider and Gesell would have been entitled to receive payments in the amounts of $606,500 and $565,000, respectively. Such amounts would be paid out over the succeeding twelve months in equal monthly installments. Amounts so paid would not be subject to corporate tax gross-up obligations unless benefits received were subject to an excise tax imposed under Section 4999 of the Code. Based upon currently available information, it is not anticipated that such an excise tax would be imposed.

The following table provides a quantitative delineation of monetary benefits from benefit plan acceleration that would have been realized by the named executive officers if a change of control event, as defined in the plan(s), had occurred on the last business day of 2006. In addition to acceleration of benefits upon a change of control event, the non-qualified stock option agreements pursuant to which all option awards are granted provide for acceleration of vesting upon the death of the option holder. No other rights of acceleration are provided for under the terms of the Company’s benefit plans.

Accelerated Benefits Upon a Change of Control Table 2006

	Cash Payments	Option Awards	Stock Awards
Name	Due Under Management Incentive Plan ($)(a)	Value Realized On Acceleration and Exercise Under Benefit Plan(s) ($)(b)	Value Realized on Vesting Under Benefit Plan(s) ($)(c)
Larry D. Willard Chairman of the Board and Chief Executive Officer	500,000	182,000
James F. Kimsey President and Chief Operating Officer	320,000	127,400
Lawrence E. Kreider Executive Vice President, Chief Financial Officer and Chief Information Officer	214,500	72,800	34,950
Scott L. Gesell Executive Vice President, General Counsel and Corporate Secretary	195,000	72,800	69,900

(a)              Represents amounts due to the named executive officer under the management incentive plan upon a change of control, assuming that such event occurred on the last business day of 2006. Pursuant to the provisions of the management incentive plan under which cash bonus awards are made, if a change of control event, as defined under the plan, were to occur while any awards under the plan remain outstanding, then any applicable performance period would be deemed to have been completed and the respective performance goals would be deemed to have been fulfilled at the maximum level of performance set forth therein. Under such circumstances each participant in the bonus plan would be entitled to payment of the pro-rata portion of such bonus amount, payable within 10 business days following such a change of control event, regardless of whether then employed by the Company. The Company would have the right to withhold from any bonus amounts to be paid any taxes it may be required to withhold or to make such other arrangements for withholding as it deems satisfactory. If such a change of control event had occurred on the last business day of 2006, the named executive officers would have been entitled to the full amount of the bonus award applicable for fiscal year 2006, at the maximum level of participation.

(b)             Represents the value of unvested stock option awards which would vest upon a change in control. Pursuant to the provisions of the 2003 equity incentive plan under which issuances of stock option awards are made,  if a change of control event, as defined under the plan, were to occur  all awards then outstanding would become vested and/or exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved. Amounts specified in the table above assume a change of control event on the last business day of 2006, with accelerated vesting and exercise of the following options for each named executive officer, with the value calculated as the difference between the option exercise price of $10.74 a share and the closing market price on the last trading day of 2006 ($ll.65): Mr. Willard—200,000; Mr. Kimsey—140,000; Mr. Kreider—80,000; and Mr. Gesell—80,000. The Company has the discretion to require payment by the option holder of any amount it deems necessary to satisfy its liability to withhold income or any other taxes incurred by reason of exercise of options. Further, pursuant to the terms of the non-qualified stock option agreements which govern the issuance of options, upon the death of the option holder all options become fully vested and exercisable.

(c)              Represents the value of unvested restricted stock awards which would vest upon a change in control. Pursuant to the provisions of the 2003 equity incentive plan under which issuances of stock awards are made,  if a change of control event, as defined under the plan, were to occur  all awards then outstanding would become vested and/or exercisable and any applicable performance goals with respect thereto would be deemed to be fully achieved. Amounts specified in the table above assume a change of control event on the last business day of 2006. Under the terms of the restricted stock agreement pursuant to which the above shares of stock were issued, participant is required to pay all taxes required to be withheld by the Company with respect to such shares. Amounts specified  in the table above assume accelerated vesting of grants of stock unvested at fiscal year end 2006 valued at the closing market price on the last trading day of 2006 ($11.65).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2006, directors Carl B. Webb (Chairman), Gerald J. Ford and W. Joris Brinkerhoff served on the compensation committee. During fiscal year 2006: (i) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our compensation committee; (ii) none of our executive officers served as a director of another entity one of whose executive officers served on our compensation committee; and (iii) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

In order to raise $80 million to provide a source of funding for a portion of the acquisition of NLASCO, the Company conducted a rights offering to our stockholders. In the rights offering, all holders of our common stock as of the record date of December 19, 2006 received one non-transferable right to purchase 0.242 shares of common stock of the Company for each share held. The price at which the additional shares were purchased was $8.00 per share. Gerald J. Ford, one of the Company’s directors and the beneficial owner of approximately 16.0% of our common stock through an affiliate, Hunter’s Glen/Ford, Ltd., backstopped the rights offering, meaning they agreed to purchase all shares of common stock that remained unsubscribed for in the rights offering (other than those beneficially acquired by Mr. Ford in a private placement) and purchased 391,549 shares that were not purchased in the rights offering by the stockholders of record on the record date, at the rights offering price per share of $8.00. Mr. Ford, directly and through an affiliate, ARC Diamond, LP, agreed to purchase in a private placement the full number of shares of the Company’s common stock that they would otherwise have been entitled to subscribe for in the rights offering at $8.00 per share, thereby acquiring an additional 1,759,400 shares of our common stock pursuant to this private placement. Currently, Mr. Ford is deemed to be the beneficial owner of 9,421,642 shares of our common stock.

PERFORMANCE GRAPH

Our common stock began trading on the New York Stock Exchange on February 12, 2004, under the symbol “ARC.” The following graph assumes $100 invested on February 12, 2004, and compares (a) the quarterly percentage change in the cumulative total stockholder return on our common stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment, during the period commencing on the first day of trading, and ending on December 31, 2006, and (B) the difference between our share price at the end and the beginning of the periods presented by (ii) the share price at the beginning of the periods presented) with (b) the Standard & Poor’s 500 Index (“S&P”) and (c) the Morgan Stanley REIT Index (“RMS”)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent (10%) of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC and the NYSE. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to us, we believe that during 2006 our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of April 26, 2007, how many shares of our voting securities are owned by:

•       each person who, to our knowledge, is a beneficial owner of more than five percent (5%) of the outstanding shares of our voting securities;

•       each director and each nominee for director;

•       each of the named executive officers; and

•       all of our directors, nominees for director and executive officers as a group.

This table is based upon information supplied by named executive officers and directors and Schedules 13D and 13G and amendments thereto filed with the SEC. Except as otherwise indicated in the footnotes to this table, the stockholders and their percentage of ownership have been determined as of April 26, 2007 based upon the number of outstanding shares of our common stock on that date. Except as otherwise indicated in the footnotes to this table, the persons named in the table have specified that they have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

	Shares Beneficially Owned
Name and Address	Number(1)	Percentage(1)
5% Stockholders:
Farallon Funds and affiliated entities(2) C/O Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, CA 94111	5,653,582	9.6%
Morgan Stanley and affiliated entities(3) 1585 Broadway New York, NY 10036	4,146,096	7.0%
Perry Corp.(4) 767 Fifth Avenue New York, NY 10153	4,091,246	7.0%
Named Executive Officers and Directors:(5)
Rhodes R. Bobbitt(6)	126,059	*
W. Joris Brinkerhoff	27,816	*
Charles R. Cummings	37,476	*
Gerald J. Ford(7)	9,421,642	16.0%
Scott L. Gesell(8)	86,062	*
J. Markham Green(9)	154,023	*
James F. Kimsey	37,578	*
Lawrence E. Kreider(10)	31,050	*
C. Clifton Robinson	1,218,880	2.1%
James R. Staff	127,536	*
Carl B. Webb	66,505	*
Larry D. Willard	39,622	*
All officers and directors as a group (12 persons)	11,374,249	19.3%

*                     Less than one percent.

(1)             Calculations based on 56,400,427 shares of our common stock, 1,493,526 OP units and 937,080 warrants outstanding as of April 26, 2007. In addition, amounts for each stockholder assume the issuance of all shares attributable to outstanding warrants that may be exercised within 60 days of the record date and all shares issuable upon redemption of outstanding OP units, in each case, held by the stockholder, and amounts for all directors, and executive officers as a group assume the issuance of all shares attributable to outstanding warrants that may be exercised within 60 days of the record date and all shares issuable upon redemption of outstanding OP units held by such directors and executive officers.

(2)             Based solely on a Schedule 13D filed with the SEC on April 9, 2007, includes (i) 2,127,546 shares of common stock beneficially owned by Farallon Capital Partners, L.P., (ii) 2,555,539 shares of common stock beneficially owned by Farallon Capital Institutional Partners, L.P., (iii) 147,425 shares of common stock beneficially owned by Farallon Capital Institutional Partners, II L.P., (iv) 181,580 shares of common stock beneficially owned by Farallon Capital Institutional Partners III, L.P., (v) 67,813 shares of common stock beneficially owned by Tinicum Partners, L.P., (vi) 326,509 shares of common stock beneficially owned by Farallon Capital Offshore Investors II, L.P. (each of the preceding entities referred to collectively as the “Farallon Funds”), and (vii) 247,170 shares of common stock beneficially owned by Farallon Capital Management, L.L.C. (the “Management Company”) and, with respect to the shares held by a certain account managed by the Management Company, such account, identified herein as the “Managed Account”).

The common stock reported by the Farallon Funds is owned directly by the Farallon Funds and each of the funds has shared voting and dispositive power with respect to the shares owned by it. The shares of common stock reported by the Management Company on behalf of the Managed Account are owned directly by the Managed Account. Farallon Partners, L.L.C., the general partner of each of the Farallon Funds (the “Farallon General Partner”), in its capacity as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such shares owned by the Farallon Funds and has shared voting and dispositive power with respect to all such shares. The Management Company, in its capacity as investment adviser to the Managed Account may be deemed to be the beneficial owner of all such shares owned by the Managed Account and has shared voting and dispositive power with respect to all such shares. In addition, each of the following persons, who are managing members of both the Farallon General Partner and the Management Company, in such capacity, may each be deemed to be the beneficial owner of all such shares owned by the Farallon Funds and the Managed Account: (i) Chun R. Ding, (ii) William F. Duhamel, (iii) Richard B. Fried, (iv) Monica R. Landry, (v) Douglas M. MacMahon, (vi) William F. Mellin, (vii) Stephen L. Millham, (viii) Jason E. Moment, (ix) Rajiv A. Patel, (x) Derek C. Schrier, (xi) Thomas F. Steyer and (xii) Mark C. Wehrly. Each of the Management Company, the Farallon General Partner and the foregoing managing members disclaims beneficial ownership of any of such shares. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(3)             Represents 4,146,096 shares of common stock beneficially owned by Morgan Stanley and its affiliated entities (“Morgan Stanley”), as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Morgan Stanley with the SEC on February 15, 2007. Such Schedule 13G indicates that Morgan Stanley has sole voting power over 4,121,096 shares shared voting power over 25,000 shares. Morgan Stanley has sole dispositive power over all of the shares which it owns. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(4)             Represents 4,091,246 shares of common stock beneficially owned by Perry Corp., whose president and sole stockholder is Richard C. Perry, as derived solely from information reported in a Schedule 13G under the Exchange Act filed by Perry Corp. on February 12, 2007. Such schedule 13G indicates that both Perry Corp. and Richard C. Perry have sole dispositive and voting power over these shares. Information is based on the assumption that the reporting persons continue to beneficially own these shares.

(5)             Except as otherwise indicated in the footnotes below, the address for each executive officer and director is 7887 E. Belleview Ave., Suite 200, Englewood, CO 80111.

(6)             Includes 62,100 shares held in an IRA account for the benefit of Mr. Bobbitt.

(7)             Mr. Ford is also a 5% or more stockholder of ARC. Mr. Ford has sole voting and dispositive power with respect to these shares.

(8)             Shares owned includes 85,999 shares of our common stock, 2,000 of which are subject to restrictions and vest in February 2008. This number also includes 9.37 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock, at an exercise price of $15.61 per share, with an expiration date of July 23, 2010, which are held by his wife, Betty Gesell, and for which he disclaims any beneficial ownership, as well as 9.37 shares of common stock issuable upon exercise of warrants to purchase shares of our common stock, at an exercise price of $15.61 per share, with an expiration date of July 23, 2010, which are held by Mr. Gesell. This number also includes 63 shares of our common stock owned by his wife, Betty Gesell, for which he disclaims any beneficial ownership.

(9)             Shares beneficially owned consist of 119,152 shares of common stock and 34,871 paired equity units exchangeable for cash or, at our election, an aggregate of 36,901 shares of our common stock.

(10)       Shares owned includes 31,050 shares of our common stock, 1,000 of which are subject to restrictions and vest in February 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with related persons are governed by the Company’s Code of Business Conduct and Ethics, which applies to all officers, directors and employees. This code covers a wide range of potential activities including, but not limited to, conflicts of interest, self-dealing and related party transactions. Waiver of the policies set forth in this code will only be permitted when circumstances warrant. Such waivers for directors and executive officers, or that provide a benefit to a director or executive officer, may be made only by the board of directors as a whole or the audit committee of the board of directors and must be promptly disclosed as required by applicable law or regulation. Absent such a review and approval process in conformity with the applicable guidelines relating to the particular transaction under consideration, such arrangements are not permitted.

Entry into a Material Definitive Agreement with Farallon Capital Management, L.L.C., and affiliates.

On April 17, 2007, the Company and certain of its subsidiaries entered into a Transaction Agreement (the “Agreement”) with American Riverside Communities LLC (the “Buyer”), an affiliate of Farallon Capital Management, L.L.C., the beneficial owner of 9.6 percent of the common stock of the Company (“Farallon”), as more fully described in the Current Report on Form 8-K filed with the SEC on April 17, 2007. Pursuant to the terms and subject to the conditions set forth in the Agreement, the Company and certain of its subsidiaries have agreed to sell to the Buyer substantially all of the Company’s operating assets relating to its manufactured home community business. The Company will retain its ownership of the recently acquired NLASCO insurance operations. Under the terms of certain benefit plans, consummation of the transactions contemplated in the Agreement will constitute a change in control.

Under the terms of the Agreement and after giving effect to estimated expenses and taxes, the amount realized by the Company is estimated to be approximately $540 million to $545 million net of retained debt and preferred stock, or approximately $9.35 to $9.40 per common share on a fully diluted basis. The gross proceeds to the Company will be $1.794 billion consisting of cash and assumed debt, subject to adjustment. ARC will retain approximately $125.0 million par value of Series A Preferred Stock, $96.6 million of Senior Exchangeable Notes Due 2025 and $25.8 million of Trust Preferred Securities Due 2035.

The Company has made customary representations, warranties and covenants in the Agreement. The Company may not solicit competing proposals or, subject to exceptions with respect to alternative proposals that may be superior, participate in any discussions or negotiations regarding alternative proposals.

Consummation of the transaction is subject to various closing conditions, including approval of the transaction by the Company’s stockholders. The transaction is expected to be completed by the end of 2007.

The Agreement may be terminated under certain circumstances, including if the Company’s board of directors has determined in good faith that it has received a superior proposal, the Company enters into a definitive agreement with respect to such superior proposal and the Company otherwise complies with certain terms of the Agreement. Upon the termination of the Agreement under certain specified circumstances, the Company will be required to pay the Buyer a termination fee of $20 million and to reimburse the Buyer for its transaction expenses up to $5 million; upon the termination of the Agreement under other specified circumstances, the Buyer will be required to pay the Company a termination fee of either $37.5 million or $50 million. Farallon and certain of its affiliates have agreed to guarantee the obligations of the Buyer with respect to certain amounts payable by the Buyer to the Company under the Agreement.

The NLASCO Acquisition.

The Company and ARC Insurance Holdings Inc. (“Holdings”), a subsidiary of ARC, on the one hand, and C. Clifton Robinson, C.C. Robinson Property Company, Ltd. and The Robinson Charitable Remainder Unitrust,  on the other hand, entered into a stock purchase agreement dated as of October 6, 2006, referred to as the NLASCO Agreement, or Agreement. Pursuant to the Agreement, on January 31, 2007, the Company and Holdings acquired all of the outstanding shares of capital stock of NLASCO, Inc. (“NLASCO”), a privately held property and casualty insurance holding company domiciled in the state of Texas. In exchange for the stock, NLASCO’s shareholders, consisting of C. Clifton Robinson and affiliates, as specified above, received $105.75 million in cash and 1,218,880 shares of ARC common stock issued to Mr. Robinson, for a total consideration of $117.5 million. The NLASCO Agreement includes customary representations, warranties and covenants, as well as indemnification  provisions, and the purchase price is subject to specified post-closing adjustments that have the potential to reduce the aggregate consideration paid by the Company and Holdings in this regard. The parties have also enter into several ancillary agreements, including a non-competition agreement, a registration rights agreement, a release, employment agreements and a share lock-up agreement.

In order to raise $80 million to provide a source of funding for a portion of the acquisition of NLASCO, the Company also conducted a rights offering to our stockholders. In the rights offering, all holders of our common stock as of the record date of December 19, 2006 received one non-transferable right to purchase 0.242 shares of common stock of the Company for each share held. The price at which the additional shares were purchased was $8.00 per share. Gerald J. Ford, one of the Company’s directors and the beneficial owner of approximately 16.0% of our common stock through an affiliate, Hunter’s Glen/Ford, Ltd., backstopped the rights offering, meaning they agreed to purchase all shares of common stock that remained unsubscribed for  in the rights offering (other than those beneficially acquired by Mr. Ford in a private placement) and purchased 391,549 shares that were not purchased in the rights offering by the stockholders of record on the record date, at the rights offering price per share of $8.00. Mr. Ford, directly and through an affiliate, ARC Diamond, LP, agreed to purchase in a private placement the full number of shares of the Company’s common stock that they would otherwise have been entitled to subscribe for in the rights offering at $8.00 per share, thereby acquiring an additional 1,759,400 shares of our common stock pursuant to this private placement. Currently, Mr. Ford is deemed to be the beneficial owner of 9,421,642 shares of our common stock.

In addition, Flexpoint Fund, L.P., a fund managed by Flexpoint Partners, LLC of Chicago, Illinois, invested $20 million to purchase common stock of the Company at the leading ten-day average market price of our common stock on the date the agreement was signed, subject to certain anti-dilution provisions. Mr. Ford is a limited partner of Flexpoint Fund, L.P, which is managed by Flexpoint Partners, LLC. As a limited partner, Mr. Ford is pari passu with all other limited partners and has no financial interest in, or management authority of, its managing general partner.

C. Clifton Robinson relationship with ARC.

In furtherance of the terms of the NLASCO Agreement, C. Clifton Robinson, Chairman of NLASCO and a member of our board of directors, entered into certain ancillary agreements with the Company including, but not limited to, an employment agreement, a non-competition agreement, a lock up agreement, and a registration rights agreement.

In conjunction with the closing of the NLASCO acquisition, NLASCO entered into an employment agreement with C. Clifton Robinson that provides he will serve as chairman of NLASCO and will be paid $100,000 a year. In addition, NLASCO entered into an employment agreement with Mr. Robinson’s son, Gordon B. Robinson, the former vice chairman and deputy chief executive officer of NLASCO, purusant to which he will serve in an advisory capacity to NLASCO and for which he will be paid $100,000 per year.

Each employment agreement will be for a one-year term with automatic one-year extensions by agreement of the parties. The employment agreements also include non-competition and non-solicitation provisions similar to that in the non-competition agreement discussed below, but with a term until two years after the termination of employment. Further, each of the Robinsons entered into a non-competition agreement pursuant to which he has agreed not to, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend credit to, or render services to any business whose products, services or activities compete with those of NLASCO or any of its subsidiaries within certain states. Each non-competition agreement also includes customary non-solicitation provisions. The term of the non-competition agreements is five years. Lastly, C. Clifton Robinson executed a share lock-up agreement pursuant to which he has agreed not to offer, sell, contract to sell, hypothecate, pledge, sell or grant any option, right or warrant to purchase, or otherwise dispose of, or contract to dispose of, our common stock until 20 months after the closing date of the NLASCO acquisition. Upon the closing of the NLASCO acquisition in January 2007, NLASCO became a wholly owned subsidiary of the Company.

In connection with the closing of its acquisition of NLASCO, and the issuance of shares of its common stock to Mr. Robinson, as described above, on January 31, 2007, the Company entered into a Registration Rights Agreement (the “Robinson Registration Rights Agreement”) with Mr. Robinson pursuant to which the Company agreed to prepare and file with the SEC, within 18 months after the date of the Robinson Registration Rights Agreement, a registration statement with respect to the resale of the 1,218,880 shares of the Company’s common stock issued to Mr. Robinson.

Mr. Robinson was appointed to the Company’s board of directors in March 2007 pursuant to the terms of the NLASCO Agreement and is standing for election to our board at this year’s annual meeting.

Assumption of NLASCO, Inc. Subsidiary Office Leases.

With the acquisition of all of the capital stock of NLASCO the Company also assumed all assets and liabilities of its wholly owned subsidiaries. In that regard the Company now leases office space for NLASCO and its affiliates in Waco, Texas from affiliates of Mr. Robinson, a member of the Company’s board of directors. There are 3 separate leases. The first lease is a month to month lease for office space at a rate of $900.00 per month. The second lease is a month to month lease at a monthly rental rate of $3,500.00 per month. The third lease requires payments of $40,408.20 per month and expires on December 31, 2009, but does have renewal options at the discretion of the lessee. Aggregate office space under lease with regard to the foregoing is approximately 33,800 square feet.

Larry D. Willard prior affiliation with Wells Fargo Bank, N.A.

Mr. Willard, a director of the Company since June 30, 2005, and Chairman of the Board and Chief Executive Officer of ARC since September 28, 2005, retired as Chairman of the Board of Wells Fargo Bank, N.A., New Mexico Region, where he had served as Regional President of the New Mexico and West Texas Region of Wells Fargo from 1998 through 2004. Mr. Willard continues to function in an honorarium capacity as an uncompensated advisory director on behalf of Wells Fargo.

From October 2005 through February 2006, the Company conducted an analysis of competitive advantages and disadvantages with regard to the placement of its banking relationship, deciding in February 2006 to transfer its commercial banking relationship to Wells Fargo Bank. The decision to change banking relationships was based on pricing, service and product considerations and neither Wells Fargo nor Mr. Willard received any compensation or special consideration in the decision-making process as a result of their prior affiliation or the initiation of this business relationship.

Directors Holding OP Units.

One of our directors, J. Markham Green., holds OP units through which Mr. Green has deferred gains associated with certain properties we own. Any decision by our board of directors to dispose of one or more of these properties in which Mr. Green has an interest could have tax consequences for Mr. Green.

In connection with any such decision, our board of directors will determine whether Mr. Green has a material financial interest in the transaction that is different from the interests of stockholders generally, and if Mr. Green has such an interest, then he will abstain from the vote of our board with respect to such proposed transaction.

With regard to the proposed transaction with Farallon previously discussed herein, the board of directors has determined that Mr. Green does not have any material financial interest therein that is different from the interests of our stockholders generally and he will continue to be permitted to participate in any board actions relating to this transaction.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The board of directors, following the recommendation of the nominating and corporate governance committee, has recommended that Messrs. Bobbitt, Brinkerhoff, Cummings, Ford, Green,  Kimsey,  Robinson, Staff, Webb and Willard be elected to serve until the annual meeting of stockholders for 2008 and until their successors are duly elected and qualified. For certain information regarding each nominee, see “BOARD OF DIRECTORS—GENERAL” above.

Each nominee has consented to being named in this proxy statement and to serve if elected. If, prior to the annual meeting, any director nominee should become unavailable to serve, the shares of voting securities represented by a properly executed and returned proxy through the return of the enclosed proxy card will be voted for such additional persons as shall be designated by the board of directors, unless the board of directors determines to reduce the number of directors in accordance with the Company’s charter and Amended and Restated Bylaws.

Election of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of the votes cast on the matter at the annual meeting by the holders of our voting securities. The candidates receiving the highest number of affirmative votes of shares entitled to be voted will be elected directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld for one or more director nominees with respect to all of the director nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 8, 2007, our board, acting upon the recommendation of the audit committee, appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2007, and has further directed that management submit the appointment of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP, or a predecessor of that firm, has audited our consolidated financial statements since the fiscal year ended December 31, 1998. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate governance. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007 requires the affirmative vote of a majority of the votes cast on the matter at the annual meeting by holders of our voting securities.

If this appointment is not ratified by our stockholders, the audit committee may reconsider its recommendation and appointment, respectively. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote for this proposal. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

Independent Auditor’s Fees

Fiscal Years 2006 & 2005

For the fiscal years ended December 31, 2006 and 2005, the total fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP, were as follows:

	2006	2005
Audit Fees	$1,705,000	$1,934, 500
Audit-Related Fees	360,000	—
Tax Fees	—-	14,500
All other Fees	2,400	2,400
Total	$2,067,400	$1,951,400

Audit Fees

Represents fees billed for the audit of the Company’s consolidated financial statements for the years ended December 31, 2006 and 2005, for the reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and for other attest services primarily related to comfort letters and consents associated with SEC registration statements for the Company, including our operating partnership subsidiary, Affordable Residential Communities LP. The decrease in fees from 2005 to 2006 is primarily attributable to reduced costs of Sarbanes Oxley compliance and internal controls attestation relating thereto.

Audit-Related Fee

The aggregate fees billed for audit-related services for the year ended December 31, 2006 was $360,000. These fees related to due diligence work performed in 2006 associated with our acquisition of NLASCO in January 2007.

All Other Fees

The aggregate fees for other services for each of the years ended December 31, 2006 and 2005 were $2,400 and  $2,400, respectively. The fees related to subscriptions for accounting references and financial statement disclosure checklists.

Audit Committee Pre-Approval Policy.

In accordance with applicable laws and regulations, the audit committee reviews and pre-approves any non-audit services to be performed by PricewaterhouseCoopers LLP to ensure that the work does not compromise their independence in performing their audit services. The audit committee also reviews and pre-approves all audit services. In some cases, pre-approval is provided by the full committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the chairman of the audit committee has the delegated authority from the committee to pre-approve additional services, and such pre-approvals are then communicated to the full audit committee.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by PricewaterhouseCoopers LLP during either 2005 or 2006 that fell under this provision.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCKHOLDER PROPOSALS FOR 2008

Stockholder proposals intended to be presented at our 2008 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us at our principal executive offices no later than 5:00 p.m., local time, on January 1, 2008 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2008 proxy statement and proxy.

In order for director nominations and proposals of stockholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the nomination or proposal must be received by us at our principal executive offices not before January 1, 2008, and not later than January 31, 2008; provided, however, that in the event that the date of mailing of the notice for the 2008 annual meeting is not within 30 days before or after April 30, 2008 notice by the stockholder in order to be timely must be received not later than the close of business on the ninetieth day prior to the date of mailing of the notice or the tenth day following the day on which public announcement of the date of mailing of the notice for the 2008 annual meeting is first made, whichever is later. Stockholders are advised to review our charter and Amended and Restated Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to our Corporate Secretary.

OTHER MATTERS

Our board knows of no other matters that have been submitted for consideration at this annual meeting. If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in their discretion.

ANNUAL REPORT

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 WAS PREVIOUSLY MAILED TO ALL STOCKHOLDERS ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING. OUR ANNUAL REPORT ON FORM 10-K IS NOT INCORPORATED INTO THIS PROXY STATEMENT AND SHALL NOT BE DEEMED TO BE SOLICITATION MATERIAL. A COPY OF OUR ANNUAL REPORT ON FORM 10-K IS AVAILABLE WITHOUT CHARGE FROM OUR COMPANY WEBSITE AT WWW.ABOUTARC.COM OR UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, AFFORDABLE RESIDENTIAL COMMUNITIES INC., 7887 E. BELLEVIEW AVE., SUITE 200, ENGLEWOOD, CO 80111.

YOUR VOTE AT THIS YEAR’S MEETING IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

By Order of the Board of Directors,

Scott L. Gesell
Executive Vice President, General Counsel and Corporate Secretary

April 30, 2007
Englewood, Colorado

APPENDIX A:
DIRECTOR INDEPENDENCE CRITERIA

Revised Director Independence Criteria of
Affordable Residential Communities Inc.
as Adopted by the
Board of Directors on February 3, 2005

It is the policy of the Board of Directors (the “Board of Directors”) of Affordable Residential Communities Inc., a Maryland corporation (“ARC”), that a majority of the members of the Board of Directors be independent of ARC’s management. For a director to be deemed “independent,” the Board of Directors shall affirmatively determine that the director has no material relationship with ARC or its controlled affiliates or any member of the senior management of ARC or his or her affiliates. This determination shall be disclosed in ARC’s annual proxy statement distributed to stockholders. In making this determination, a director of ARC who satisfies all of the following criteria shall be presumed to be independent:

•       Within the last three years, ARC has not employed the director or (except in a non-officer capacity) any of his or her immediate family members.

•       (A) Neither the director nor any of his or her immediate family members is a current partner of a firm that is ARC’s internal or external auditor; (B) the director is not a current employee of such firm; (C) the director does not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and (D) neither the director nor any of his or her immediate family members was within the last three years a partner or employee of such a firm and personally worked on ARC’s audit within that time.

•       During any twelve month period within the last three years, neither the director, nor any of his or her immediate family members, has received more than $100,000 in direct compensation from ARC or any of its subsidiaries, other than fees for board and board committee service, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or compensation received by an immediate family member for service as a non-executive employee of ARC or any of its subsidiaries.

•       Within the last three years, neither the director, nor any of his or her immediate family members, has been employed as an executive officer of another company where any of the present executives of ARC or any of its subsidiaries at the same time serve currently or served on that company’s compensation committee (or other committee performing equivalent functions).

•       The director is not currently an employee, and any of his or her immediate family members is not currently an executive officer, of a company, other than a tax-exempt organization, that has made payments to, or receives payments from, ARC or any of its subsidiaries for property or services in an amount which, in the current fiscal year or any of the last three fiscal years, exceeds or exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•       The director is not an executive officer of a tax-exempt organization to which ARC or any of its subsidiaries made contributions within the preceding three years that in any single fiscal year exceeded the greater of $1 million or 2% of such tax-exempt organization’s consolidated gross revenues.

A-1

For purposes of these director independence criteria:

•       the term “affiliate” means any corporation or other entity that controls, is controlled by or is under common control with ARC, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and

•       the term “immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home.

The Board of Directors shall undertake an annual review of the independence of all non-employee directors of ARC. In advance of the meeting at which this review occurs, each non-employee director of ARC shall be asked to provide the Board of Directors with full information regarding such director’s business and other relationships with ARC and its affiliates and with ARC’s senior management and their affiliates to allow the Board of Directors to evaluate the director’s independence.

Each director of ARC has an affirmative obligation to advise the Board of Directors of any material changes in his or her circumstances or relationships that may reasonably be expected to impact his or her designation by the Board of Directors as “independent.” This obligation includes all business relationships between a director of ARC, on the one hand, and ARC and its affiliates or members of ARC’s senior management and their affiliates, on the other.

A-2

IMPORTANT

YOUR VOTE AT THIS YEAR’S MEETING IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

If the ARC shares you own are held in the name of a broker, bank, or other agent or nominee, only it can sign a proxy card with respect to your shares and only upon specific instructions from you. Please contact the person responsible for your account and give instructions for a proxy card to be signed representing your ARC shares.

ANNUAL MEETING OF STOCKHOLDERS OF

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

June 20, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE ☒

PROPOSAL 1. Election of directors to serve on our Board of Directors.			Proposal 2. Ratification of the appointment of PricewaterhouseCoopers LLP as Affordable Residential Communities Inc.’s independent auditor for the 2007 fiscal year.	FOR	AGAINST	ABSTAIN
		NOMINEES:		☐	☐	☐
☐	FOR ALL NOMINEES
• Rhodes R. Bobbitt
☐	WITHHOLD AUTHORITY	• Joris Brinkerhoff
	FOR ALL NOMINEES	• Charles R. Cummings
☐		• Gerald J. Ford
	FOR ALL EXCEPT	• J. Markham Green
	(See instructions below)	• James F. Kimsey

This proxy, when properly executed, will be voted in the manner directed below. Unless a contrary direction is indicated, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposal 2. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

• James R. “Randy” Staff
• Carl B. Webb
• Larry D. Willard
• C. Clifton Robinson

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:		The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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Signature of Stockholder		Date:	Signature of Stockholder		Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

for the Annual Meeting of Stockholders to be held on June 20, 2007

The undersigned hereby appoints Scott L. Gesell and Larry D. Willard, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of voting securities of ARC which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Affordable Residential Communities Inc. to be held on Wednesday, June 20, 2007, at 9:00 a.m., local Denver time, at the Wyndham Hotel Denver Tech Center, 7675 E. Union Avenue, Denver, CO 80237 and at any postponements or adjournments thereof, with all powers that the undersigned would have if personally present thereat.

This proxy, when properly executed, will be voted in the manner directed on the reverse side. Unless a contrary direction is indicated, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” Proposal 2. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

IMPORTANT-TO BE SIGNED AND DATED ON REVERSE SIDE

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